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FOR IMMEDIATE RELEASE

CONTACT:

JOE MOCK
(916) 929-8244, EXT. 14

                   PEREGRINE ANNOUNCES SALE OF STOCK INTEREST
                   IN CALIFORNIA REAL ESTATE INVESTMENT TRUST

     Sacramento, January 3, 1997--The Peregrine Real Estate Trust (OTC Bulletin
Board: PGRNS) today announced the sale of its 76% stock interest in the California Real Estate Investment Trust (NYSE, PSE: CT) to CalREIT Investors Limited Partnership, an affiliate of Equity Group Investments, Inc., an investment company headed by Samuel Zell. The purchase price for the stock was $20,222,011, or $2.91 per CalREIT share in cash. Eighty percent of the net proceeds from the sale will be applied against senior secured indebtedness of Peregrine pursuant to the company's loan agreements, with the balance available for general corporate purposes.

     The sale of the CalREIT shares follows the previously announced decision by MDC REIT Holdings LLC ("MDC"), an affiliate of the investment banking firm of McCown DeLeeuw & Co., to terminate an agreement under which it had agreed to purchase the shares from Peregrine. Peregrine also announced today that MDC has filed a lawsuit against Peregrine seeking damages including reimbursement of its transaction cost, in connection with the termination of the prior agreement. Management of Peregrine believes the lawsuit is without merit and intends to contest it vigorously.

     The Peregrine Real Estate Trust, formerly known as Commonwealth Equity Trust, is a Sacramento based business trust which owns and operates commercial real estate properties